Exhibit 99.1

News Release

P. O. Box 1980

Winchester, VA 22604-8090

FOR IMMEDIATE RELEASE

Contact:    Glenn Eanes

 Vice President and Treasurer

 540-665-9100

AMERICAN WOODMARK CORPORATION AUTHORIZES $100 MILLION
STOCK REPURCHASE AND INCREASES CASH DIVIDEND BY 50%

WINCHESTER, Virginia (August 24, 2007) -- American Woodmark Corporation (NASDAQ: AMWD) today announced that its Board of Directors authorized a new stock repurchase program aggregating $100 million. This program is in addition to the previous $50 million authorization that was announced in November 2006 and has nearly been exhausted. In addition, the Company also announced a 50% increase in its quarterly cash dividend to $0.09 per share, from the previous quarterly dividend of $0.06 per share. The cash dividend will be paid on September 21, 2007, to shareholders of record on September 7, 2007.

Kent Guichard, President and CEO, commented, “Our stock repurchase and cash dividend programs are important elements in building long-term value for American Woodmark shareholders. We are pleased with our free cash flow, and we believe these actions that we are announcing today demonstrate our confidence in the Company’s stability and future growth prospects. We remain optimistic about the potential for continued growth in revenues, net income and free cash flow, as well as our ability to continue to return cash to our shareholders in the form of stock repurchases and dividends.”

American Woodmark Corporation, located in Winchester, VA, is the third largest manufacturer of kitchen and bath cabinets in the United States. Offering approximately 350 cabinet lines in a wide variety of designs, materials and finishes, American Woodmark products are sold through a network of dealers and distributors and directly to home centers and major home builders.

The Company operates 15 manufacturing facilities in Arizona, Georgia, Indiana, Kentucky, Maryland, Minnesota, Oklahoma, Tennessee, Virginia and West Virginia, as well as various service centers across the country. American Woodmark shares are traded on the NASDAQ Global Select Market under the symbol “AMWD.” To find out more about American Woodmark, and view its vast array of cabinet styles, visit its web site at www.americanwoodmark.com.

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